Exhibit 99.1

MARKETAXESS REPORTS THIRD QUARTER 2018 REVENUES

OF $101.4 MILLION, OPERATING INCOME OF $46.4 MILLION AND

DILUTED EPS OF $1.02

Third Quarter Financial Highlights*

•	Revenues of $101.4 million, up 6.1%

•	Expenses of $55.0 million, including $1.9 million of duplicate occupancy expense

•	Diluted EPS of $1.02, up 13.3%

•	Trading volume of $385.5 billion, up 11.2%

•	Open Trading™ volume of $88.3 billion, up 58.3%

*All comparisons versus third quarter 2017.

NEW YORK, October 24, 2018 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter ended September 30, 2018.

“Strong market share gains across our core products and increased Open Trading activity led to a solid increase in trading volume in the third quarter in spite of quiet credit trading conditions,” said Rick McVey, Chairman and CEO of MarketAxess. “Product diversification is evident in the results with a record 9.2% estimated high-yield market share, 22% year-on-year increase in emerging market trading volume and a 28% increase in Eurobond volumes. We are encouraged by the improvement in market conditions for credit trading that we started to see in September.”

Third Quarter Results

Total revenues for the third quarter of 2018 increased 6.1% to $101.4 million, compared to $95.6 million for the third quarter of 2017. Operating income was $46.4 million, compared to $46.6 million for the third quarter of 2017, a decrease of 0.5%. Operating margin was 45.8%, compared to 48.8% for the third quarter of 2017. Net income totaled $38.6 million, or $1.02 per share on a diluted basis, compared to $34.1 million, or $0.90 per share, for the third quarter of 2017.

Commission revenue for the third quarter of 2018 increased 4.9% to $90.5 million, compared to $86.3 million for the third quarter of 2017. Variable transaction fees were $66.0 million on total trading volume of $385.5 billion for the third quarter of 2018, compared to variable transaction fees of $65.9 million on total trading volume of $346.8 billion for the third quarter of 2017. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 17.5% for the third quarter of 2018, compared to an estimated 17.2% for the third quarter of 2017.

All other revenue increased 17.4% to $10.9 million, compared to $9.3 million for the third quarter of 2017, principally due to higher information services revenue of $0.8 million and post-trade services revenue of $0.8 million.

Total expenses for the third quarter of 2018 increased 12.4% to $55.0 million, compared to $48.9 million for the third quarter of 2017. The increase in total expenses was largely due to higher occupancy costs of $1.7 million, depreciation and amortization of $1.6 million, marketing and advertising expenses of $0.9 million, technology and communication costs of $0.8 million and employee compensation and benefit costs of $0.8 million, mainly due to an increase in headcount. Occupancy costs in the third quarter of 2018 include duplicate expense recognized during the build-out phase of the Company’s new corporate offices in New York. The duplicate expense had the effect of increasing total expenses by $1.9 million and reducing diluted EPS by $0.04.

Other income increased to $1.4 million in the third quarter of 2018 from $0.6 million in the third quarter of 2017 due to a $0.7 million increase in investment income as a result of higher investment balances and an increase in interest rates.

The effective tax rate for the third quarter of 2018 was 19.3%, compared to 27.7% for the third quarter of 2017. The third quarter of 2018 income tax provision reflected $1.7 million of excess tax benefits related to share-based compensation awards and a $0.4 million reduction to the provisional tax charge recorded in 2017 in connection with the Tax Cuts and Jobs Act. The third quarter of 2017 income tax provision included $3.8 million of excess tax benefits related to share-based compensation awards.

Dividend

The Company’s board of directors declared a cash dividend of $0.42 per share of common stock outstanding, to be paid on November 21, 2018 to stockholders of record as of the close of business on November 7, 2018.

Share Repurchases

A total of 31,500 shares were repurchased in the third quarter of 2018 at a cost of $6.1 million.

Balance Sheet Data

As of September 30, 2018, total assets were $646.1 million and included $446.2 million in cash, cash equivalents and investments. Total stockholders’ equity as of September 30, 2018 was $578.6 million.

Guidance for 2018

The Company is updating its full year 2018 overall effective tax rate guidance to a range of 21.0% to 22.0%, down from the previous guidance of 23.0% to 25.0%. The reduction is primarily due to excess tax benefits related to share-based compensation awards that were exercised during 2018.

The Company expects that full year 2018 expenses will be near the low-end of the $220.0 million to $232.0 million guidance range. The expense guidance includes duplicate occupancy costs of approximately $7.0 million for the Company’s new corporate offices in New York during the build-out phase.

The Company also expects that full year 2018 capital expenditures will be near the high-end of the $43.0 million to $50.0 million guidance range. The capital expenditure guidance includes approximately $26.0 million of buildout costs for the new corporate offices.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA and GAAP cash flow from operating activities to free cash flow.

Webcast and Conference Call Information

Richard M. McVey, Chairman and Chief Executive Officer, and Antonio L. DeLise, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, October 24, 2018, at 10:00 a.m. Eastern time. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) for one week after the announcement. The passcode for replay callers is 3998335. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,400 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, emerging markets and high-yield bonds, European bonds, U.S. agency bonds, municipal bonds, credit default swaps and other fixed-income securities. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Trax® division, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products. Trax is the trading name of Xtrakter Ltd., a MarketAxess group company.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

Tony DeLise MarketAxess Holdings Inc. +1-212-813-6017	William McBride RF|Binder +1-917-239-6726

Mary Sedarat MarketAxess Holdings Inc. +1-212-813-6226

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$90,513	$86,270	$289,398	$267,307
Information services	7,174	6,331	21,170	19,013
Post-trade services	3,475	2,678	11,671	7,623
Other	281	305	882	919

Total revenues	101,443	95,584	323,121	294,862

Expenses
Employee compensation and benefits	26,282	25,485	81,315	78,088
Depreciation and amortization	6,173	4,583	17,232	14,066
Technology and communications	5,879	5,035	17,451	14,442
Professional and consulting fees	5,685	5,547	16,168	13,912
Occupancy	3,528	1,795	10,332	4,621
Marketing and advertising	2,980	2,089	8,580	6,757
Clearing costs	1,760	1,476	5,497	4,320
General and administrative	2,744	2,939	7,927	7,878

Total expenses	55,031	48,949	164,502	144,084

Operating income	46,412	46,635	158,619	150,778
Other income (expense)
Investment income	1,635	964	4,186	2,551
Other, net	(250)	(382)	(785)	(932)

Total other income	1,385	582	3,401	1,619

Income before income taxes	47,797	47,217	162,020	152,397
Provision for income taxes	9,203	13,087	34,999	37,781

Net income	$38,594	$34,130	$127,021	$114,616

Per Share Data:
Net income per common share
Basic	$1.04	$0.93	$3.44	$3.11
Diluted	$1.02	$0.90	$3.36	$3.01
Cash dividends declared per common share	$0.42	$0.33	$1.26	$0.99
Weighted-average common shares:
Basic	36,951	36,865	36,952	36,856
Diluted	37,828	38,019	37,859	38,069

MarketAxess Holdings Inc.

Commission Revenue Details

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	Total Commissions Revenue
	(In thousands)
	(unaudited)
Transaction Fees
U.S. high-grade	$32,385	$34,020	$107,553	$102,411
Other credit[1]	33,088	31,381	108,280	110,221
Liquid products[2]	482	546	1,553	1,746

Total transaction fees	65,955	65,947	217,386	214,378

Distribution Fees
U.S. high-grade	18,032	16,305	53,520	47,985
Other credit[1]	6,385	3,842	17,967	4,506
Liquid products[2,3]	141	176	525	438

Total distribution fees	24,558	20,323	72,012	52,929

Total commissions	$90,513	$86,270	$289,398	$267,307

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade—fixed-rate	$162	$174	$161	$168
U.S. high-grade—floating-rate	91	67	94	62
Total U.S. high-grade	157	169	156	164
Other credit	198	235	199	252
Liquid products	39	45	40	43
Total	171	190	171	194

[1]	Other credit includes high-yield, emerging markets, Eurobonds and municipal bonds.
[2]	Liquid products includes U.S. agencies and European government bonds.
[3]	Includes CDS SEF-related revenue.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	September 30, 2018	December 31, 2017
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$210,085	$167,014
Investments, at fair value	236,101	239,521
Accounts receivable, net	62,004	52,636
All other assets	137,941	122,061

Total assets	$646,131	$581,232

Liabilities and stockholders’ equity
Total liabilities	$67,513	$66,464
Total stockholders’ equity	578,618	514,768

Total liabilities and stockholders’ equity	$646,131	$581,232

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	Earnings Before Interest, Taxes, Depreciation and Amortization
	(In thousands)
	(unaudited)
Net income	$38,594	$34,130	$127,021	$114,616
Add back:
Interest expense	—	—	—	—
Provision for income taxes	9,203	13,087	34,999	37,781
Depreciation and amortization	6,173	4,583	17,232	14,066

Earnings before interest, taxes, depreciation and amortization	$53,970	$51,800	$179,252	$166,463

	Free Cash Flow
	(In thousands)
	(unaudited)
Cash flow from operating activities	$67,994	$52,465	$153,812	$121,583
Less:
Net (sales) of corporate debt trading investments	(9,959)	(8,449)	(6,671)	(8,338)
Purchases of furniture, equipment and leasehold improvements	(7,786)	(1,468)	(23,821)	(7,245)
Capitalization of software development costs	(2,635)	(3,427)	(9,171)	(10,094)

Free cash flow	$47,614	$39,121	$114,149	$95,906

MarketAxess Holdings Inc.

Volume Statistics*

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade—fixed-rate	$191,950	$192,092	$643,781	$599,783
U.S. high-grade—floating-rate	14,066	8,734	43,739	24,024

Total U.S. high-grade	206,016	200,826	687,520	623,807
Other credit	166,990	133,757	544,614	438,055
Liquid products	12,505	12,189	39,134	40,840

Total	$385,511	$346,772	$1,271,268	$1,102,702

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$3,270	$3,188	$3,657	$3,318
Other credit	2,641	2,116	2,893	2,327
Liquid products	198	193	208	217

Total	$6,109	$5,497	$6,758	$5,862

Number of U.S. Trading Days[1]	63	63	188	188
Number of U.K. Trading Days[2]	64	64	189	189

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.

*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties.